Exhibit 5.1

June 21, 2007

MISCOR Group, Ltd.
1125 South Walnut Street
South Bend, Indiana 46619

Gentlemen:

You have requested our opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by MISCOR Group, Ltd. (“Company”) with the Securities and Exchange Commission, relating to the registration of up to 1,000,000 shares of the common stock, without par value, of the Company (the “Common Stock”) under the MISCOR Group, Ltd. Restricted Stock Purchase Plan (the “Plan”), as such Plan may be amended from time to time.  In connection with your request, we have made such examination of the corporate records and proceedings of the Company and considered such questions of law and taken such further action as we deemed necessary or appropriate to enable us to render this opinion.

Based upon such examination, we are of the opinion that when the Common Stock has been purchased and the purchase price therefor has been paid as described in the Plan, and when the Company has complied with the Securities Act of 1933, as amended, and with the securities laws of the State of Indiana and all other jurisdictions in which the Common Stock is to be sold pursuant to the Plan, the Common Stock will be legally issued, fully paid and nonassessable.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving this consent, however, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ BARNES & THORNBURG LLP

Barnes & Thornburg LLP